Company Contact:  Michael Umana
                                              Saucony, Inc.
                                              Chief Financial Officer,
                                              Chief Operating Officer/Treasurer
                                              (978) 532-9000
                                              (800) 625-8080

For Immediate Release

                            Investor Relations: Chad A. Jacobs/Brendon Frey
                                                Integrated Corporate Relations
                                                (203) 222-9013
                                                cjacobs@icr-online.com


          SAUCONY, INC. REPORTS FOURTH QUARTER AND FISCAL 2003 RESULTS


|X|      Net income increased 83% in the fourth quarter of fiscal 2003
|X|      Net income increased 62% for the 2003 fiscal year
|X|      Order backlog increased 15%


Peabody, Massachusetts -- February 17, 2003 -- Saucony, Inc. (NASDAQ: SCNYA and SCNYB) today announced financial results for the fourth quarter and fiscal year ended January 2, 2004.

Net income increased 83% to $1.5 million in the fourth quarter of 2003, compared to $806,000 in the fourth quarter of 2002. Diluted earnings per share increased to $0.21 per Class A share and $0.24 per Class B share in the fourth quarter of 2003, compared to diluted earnings per share of $0.12 per Class A share and $0.13 per Class B share for the comparable period in 2002. Net sales for the fourth quarter increased 8%, to $30.5 million, compared to $28.2 million in the fourth quarter of 2002.

For the fiscal year 2003, net income increased 62% to $8.5 million from $5.2 million in fiscal 2002. Diluted earnings per share increased to $1.26 per Class A share and $1.38 per Class B share in fiscal 2003, compared to diluted earnings per share of $0.80 per Class A share and $0.88 per Class B share for fiscal 2002. Net sales increased 2% to $136.1 million, compared to $133.2 million for fiscal 2002.

Net income available to the Company's common stockholders is allocated among our two classes of common stock, Class A Common Stock and Class B Common Stock. The allocation among each class is based upon the two-class method. Under the two-class method, earnings per share for each class of common stock is presented. The two-class presentation method is required as a result of the Company having two classes of common stock with different participation rights in undistributed earnings.

Net income for the fourth quarter and fiscal year 2003 includes a pre-tax charge of $416,000 recorded in cost of goods sold due to the acceleration of the vesting of stock warrants which were issued to five of our footwear suppliers in March 2001. The 50,250 stock warrants which were vested in full at January 2, 2004, expire on June 30, 2004. In addition, we recorded a pre-tax benefit of $329,000 in other non-operating income, resulting from the sale of our former manufacturing facility located in Bangor, Maine on November 7, 2003, a tax benefit of $325,000, on the reversal of valuation reserves on certain foreign deferred tax assets, which we expect to realize in 2004.

Net income for the fiscal year 2003, also includes a pre-tax benefit of $566,000 recorded in general and administrative expenses as a result of a litigation settlement agreement between the Company and the trustee appointed to oversee the liquidation of assets of a former customer.

John H. Fisher, President and Chief Executive Officer, commented, "These results, which mark our ninth consecutive quarter of meeting or exceeding expectations, represent a rewarding finish to another great year for Saucony. Our robust performance during the fourth quarter was primarily fueled by ongoing strength in our domestic technical business as well as our Hind apparel and international businesses. We believe that the positive response we received across the board at the recent Western Shoe Association (WSA) tradeshow is very encouraging and bodes well for us as we head into the new year."

Mr. Fisher continued, "Throughout fiscal 2003, we continued to make progress executing our long-term strategic plan. Operationally, we continued to enhance our business processes and efficiencies which enabled us to expand gross margin by more than 400 basis points and increase net income by over 60%. At the same time, we increased our cash position and improved working capital velocity. This allowed us to increase our regular cash dividend and to declare a special dividend, as announced separately today, in an effort to further return value to our shareholders. All in all, we are very pleased about what we have accomplished for the year and grateful to our employees at Saucony for their continued hard work and dedication."

Order Backlog

Our backlog of open orders at January 2, 2004 scheduled for delivery within the next five months (January 3, 2004 - May 28, 2004) increased 16% to $53.6 million, compared to $46.1 million at January 3, 2003.

At January 2, 2004, the open order backlog for delivery in the next 12 months increased 15% to $59.9 million, from $52.0 million at January 3, 2003.

Mr. Fisher continued, "We continue to see momentum growing in our domestic technical footwear business, which has, once again, significantly contributed to our double-digit increase in open orders scheduled for delivery over the next five months. We expect that our focus in this segment of the business will continue to be a key in our effort to meet our growth objectives of doubling our revenue within the next five years."

Inventory

Mr. Fisher remarked, "The number of days sales in inventory decreased to 98 days at January 2, 2004, compared to 113 days at January 3, 2003. Our inventory management has continued to be exceptional during these challenging times. We believe our year ending inventories are high in quality and position us well to take advantage of potential increases in the demand for our core products in the next few months of 2004."

Cash and Working Capital

Mr. Fisher continued, "We are very pleased with our year end cash and short-term investments position of $47.6 million. We are continuing our efforts to proactively manage our working capital to achieve even greater efficiencies."

Net Sales

Net sales for the fourth quarter of 2003 increased 8.3% to $30.5 million, compared to $28.2 million in the fourth quarter of 2002. Domestic net sales increased 12% to $24.3 million in the fourth quarter of 2003, compared to $21.8 million in the fourth quarter of 2002. International net sales posted a slight decrease of 3% caused primarily by economic conditions in Pacific rim countries, to $6.2 million in the fourth quarter of 2003 compared to $6.4 million in the fourth quarter of 2002. Saucony brand footwear accounted for approximately 84% of total fourth quarter 2003 net sales, while a combination of Hind apparel and factory outlet stores net sales accounted for the balance.

Net sales for fiscal 2003 increased 2.2% to $136.1 million, compared to $133.2 million in fiscal 2002. Domestic net sales increased to $103.6 million in fiscal 2003, compared to $103.4 million in fiscal 2002. International net sales increased 8.7% to $32.5 million in fiscal 2003, compared to $29.8 million in fiscal 2002. Saucony brand footwear accounted for approximately 83% of total sales during fiscal 2003, while a combination of Hind apparel and factory outlet stores net sales accounted for the balance.

Gross Margin

The Company's gross margin in the fourth quarter of fiscal 2003 increased 190 basis points to 35.5% compared to 33.6% in the fourth quarter of 2002, due primarily improved margins on Hind brand apparel, due to increased sales of first quality product at higher margins, as well as lower inventory reserve provisions taken in 2003, favorable currency exchange due to the impact of a weaker U.S. dollar against European and Canadian currencies and lower Saucony footwear product costs. Offsetting these margin increases in the fourth quarter of 2003 are a pre-tax charge of $416,000 recorded in cost of goods sold due to accelerating the vesting on stock warrants, increased rebates provided to certain Saucony domestic customers and increased inventory reserve provisions taken on certain slow-moving Spot-bilt brand inventory.

For fiscal 2003, gross margin increased 410 basis points to 38.5% versus 34.4% in fiscal 2002 due primarily to lower Saucony footwear product costs, improved margins on Hind brand apparel, due to increased sales of first quality product at higher margins, as well as lower inventory reserve provisions taken in 2003, favorable currency exchange due to the impact of a weaker U.S. dollar against European and Canadian currencies, improved margins at our factory outlet stores and lower sales of closeout footwear. Offsetting these margin increases in 2003 are a pre-tax charge of $416,000 recorded in cost of goods sold due to accelerating the vesting on stock warrants, increased rebates provided to certain Saucony domestic customers and increased inventory reserve provisions taken on certain slow-moving Spot-bilt brand inventory.

Selling, General and Administrative Expenses

Selling, general and administrative expenses as a percentage of net sales increased to 32.1% in the fourth quarter of 2003 compared to 29.8% in the fourth quarter of 2002. In absolute dollars, selling, general and administrative expenses increased 17%, due primarily to increased operating expenses associated with the factory outlet division expansion, increased account specific advertising and promotion, increased severance costs, increased print media advertising, increased administrative and selling payroll, increased employee healthcare costs, increased variable selling expenses, increased professional fees, partially offset by reduced depreciation and lower provisions for doubtful accounts. Selling expenses as a percentage of net sales in the fourth quarter of 2003 were 14.1% compared to 11.4% in the comparable 2002 period, while general and administrative expenses were 18.0% of net sales compared to 18.4% in the fourth quarter of 2002.

For fiscal 2003, selling, general and administrative expenses as a percentage of net sales increased to 29.5% compared to 28.0% in fiscal 2002. In absolute dollars, selling, general and administrative expenses increased 8%, due primarily to increased administrative and selling payroll, increased incentive compensation, increased operating expenses associated with the factory outlet division expansion, increased employee healthcare costs, increased print media advertising, increased severance costs, increased insurance costs and higher professional fees, partially offset by lower provisions for bad debt expense, due to the litigation settlement and, to a lesser extent, decreased account specific advertising and promotion, lower depreciation expense and reduced variable selling expenses. Selling expenses as a percentage of net sales in fiscal 2003 were 13.6% compared to 13.4% in fiscal 2002, while general and administrative expenses were 15.9% of net sales in fiscal 2003 compared to 14.6% in fiscal 2002.

Non-Operating Income

Non-operating income increased in the fourth quarter of 2003 to $663,000, compared to $191,000 in the fourth quarter of 2002. The increase was due primarily to a pre-tax benefit of $329,000 recorded in other non-operating income resulting from the sale of our former manufacturing facility located in Bangor, Maine on November 7, 2003 and foreign currency gains of $271,000 in the fourth quarter of 2003, compared to $82,000 in the fourth quarter of 2002. Offsetting these increases was a decrease in interest income to $69,000 in the fourth quarter of 2003, compared to $89,000 in the fourth quarter of 2002, due to lower interest rates on invested cash balances.

For the fiscal year 2003, non-operating income increased to $906,000, compared to $338,000 in the comparable period of 2002. The increase was due primarily to a pre-tax benefit of $329,000 recorded in other non-operating income resulting from the sale of our former manufacturing facility located in Bangor, Maine on November 7, 2003 and foreign currency gains of $288,000 in fiscal 2003, compared to $20,000 in fiscal 2002. Offsetting these increases was a decrease in interest income to $245,000 in fiscal 2003, compared to $332,000 in fiscal 2002, due to lower interest rates on invested cash balances.

Net Income

On January 14, 2004, the Company issued an updated earnings guidance for the fourth quarter and fiscal year 2003. Under the two-class method, this earnings guidance was approximately $0.13 to $0.16 for Class A shares and $0.15 to $0.18 for Class B shares for the fourth quarter of fiscal 2003 and approximately $1.18 to $1.21 for Class A shares and $1.30 to $1.33 for Class B shares for the 2003 fiscal year.

Net income for the fourth quarter of 2003 was $1.5 million, or $0.21 per Class A share and $0.24 per Class B share on a diluted basis, compared to $806,000, or $0.12 per Class A share and $0.13 per Class B share on a diluted basis, in the fourth quarter of 2002.

For the fiscal year 2003, net income was $8.5 million, or $1.26 per share Class A share and $1.38 per Class B share on a diluted basis, compared to $5.2 million, or $0.80 per Class A share and $0.88 per Class B share on a diluted basis for 2002.

Mr. Fisher concluded, "We are very pleased to have delivered strong results in fiscal 2003 and as we enter 2004, we remain excited about the opportunities that lie ahead. We have made the strategic decision to increase our 2004 marketing expenditures, targeting several specific growth opportunities. We believe these efforts will further build brand awareness and better position our Saucony and Hind brands for the future. We move ahead with strong brands, solid financials, a focused management team and an ongoing commitment to growth and increased shareholder value."

Business Outlook

The Company is providing certain forward-looking information in this press release. These statements are based on the Company's current information and expectations, and actual results may differ materially. The Company undertakes no obligation to update this information. Please see the further disclaimer in the last paragraph of this release. The following information replaces our previous guidance.

First Quarter and Fiscal Year 2004

The Company expects fully diluted earnings per share to range from $0.44 to $0.46 for Class A shares and to range from $0.48 to $0.50 for Class B shares for the first quarter of 2004 and to range from $1.29 to $1.32 for Class A shares and to range from $1.42 to $1.46 for Class B shares for the year.

The Company expects first quarter net sales to range from $43 million to $44 million. The Company expects net sales for the year to range from $155 million to $157 million.

The Company expects gross margins of approximately 40% for both the first quarter and the year.

The  Company   expects   selling,   general  and   administration   expenses  of
approximately 29% of sales for the first quarter and of approximately 30% of sales for the year.


Investor Conference Call

The Company will provide a web simulcast and rebroadcast of its fourth quarter earnings release conference call. The live broadcast of the Company's quarterly conference call is scheduled for February 18, 2004, beginning at 8:30 a.m. Eastern Time and will be accessible online at www.companyboardroom.com and under the "Investor Relations" section at www.sauconyinc.com. The online replay will be available shortly after the conference call and will continue to be available through February 18, 2005.

_ _ _ _ _ _ _ _ _ _

Saucony, Inc. designs, develops, and markets (i) a broad line of performance-oriented athletic shoes for adults under the Saucony(R) brand name,
(ii) athletic apparel under the Hind(R) brand name and (iii) athletic and workplace shoes under the Spot-bilt(R) name.

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "intends," "estimates," and similar expressions are intended to identify forward-looking statements, and all of our statements under "Business Outlook" above are forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's Annual Report on Form 10-K under "Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Certain Other Factors that May Affect Future Results" ("Certain Factors") filed by Saucony, Inc. with the Securities and
Exchange Commission on April 3, 2003, which Certain Factors discussion is incorporated herein by this reference. In particular, there can be no assurance as to the level of earnings per share, net sales, gross margins, selling, general and administrative expenses and other operating results that will be achieved by the Company in any period because such items are materially dependent upon the condition of the domestic and world economies, the impact of foreign regulation and the performance of foreign suppliers, competition from third parties and consumer preferences. In addition, the level of fully diluted earnings per share for our Class B common stock that will be achieved by the Company is materially dependent upon the number of outstanding options to purchase our Class B common stock, which is subject to adjustment in proportion to changes in the market price of our Class B common stock on the ex-dividend date for the special cash dividend on our common stock announced separately today. For example, if the closing sale price of our Class B common stock on the ex-dividend date for the special dividend is less than the closing sale price on the day before the ex-dividend date, the number of outstanding options to purchase our Class B common stock will be increased proportionately (and the exercise price for such options will be decreased proportionately), thereby reducing our fully diluted earnings per share on our Class B common stock. All forward-looking statements are made only as of the date of this press release. The Company makes no undertaking to update any of these statements.



                                                    SAUCONY, INC. AND SUBSIDIARIES
                                                 Condensed Consolidated Balance Sheet

                                                              (Unaudited)
                                                (in thousands, except per share amounts)

                                                                ASSETS

                                                                 January 2,                     January 3,
                                                                    2004                           2003
                                                                 ----------                     ---------

Current assets:
   Cash and cash equivalents                                     $  41,781                       $  34,483
   Short-term investments                                            5,788                               -
   Accounts receivable                                              19,167                           5,496
   Inventories                                                      22,421                          27,201
   Prepaid expenses and other current assets                         3,669                           3,490
                                                                 ---------                       ---------
     Total current assets                                           92,826                          80,670
                                                                 ---------                       ---------

Property, plant and equipment, net                                   6,201                           5,714
                                                                 ---------                       ---------

Other assets                                                         1,166                           1,156
                                                                 ---------                       ---------

Total assets                                                     $ 100,193                       $  87,540
                                                                 =========                       =========



                                                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                                  9,259                           8,543
   Accrued expenses and other current liabilities                    9,544                           7,800
                                                                  --------                        --------
     Total current liabilities                                      18,803                          16,343
                                                                  --------                        --------

Long-term obligations:
   Deferred income taxes                                             2,016                           1,859
                                                                  --------                        --------

Minority interest in consolidated subsidiaries                         320                             642
                                                                  --------                        --------

Stockholders' equity:
   Common stock, $.33 1/3 par value                                  2,307                           2,273
   Additional paid in capital                                       19,010                          17,769
   Retained earnings                                                63,655                          55,945
   Accumulated other comprehensive income (loss)                       505                            (870)
   Common stock held in treasury, at cost                           (6,423)                         (6,297)
   Unearned compensation                                                 -                            (124)
                                                                  --------                       ---------
     Total                                                          79,054                          68,696
                                                                  --------                       ---------

Total liabilities and stockholders' equity                        $100,193                       $  87,540
                                                                  ========                       =========



                                           SAUCONY, INC. AND SUBSIDIARIES
                                     Condensed Consolidated Statements of Income
                         For the quarter and year ended January 2, 2004 and January 3, 2003
                                                     (Unaudited)
                                      (in thousands, except per share amounts)


                                                              Quarter        Quarter       Year          Year
                                                               Ended          Ended        Ended         Ended
                                                            January 2,     January 3,    January 2,    January 3,
                                                               2004           2003          2004          2003
                                                            ----------    ----------    ----------     ---------

Net sales...................................................$   30,548    $   28,211    $  136,066     $ 133,196
Other revenue ..............................................       122           101           379           303
                                                            ----------     ---------    ----------     ---------
Total revenue ..............................................    30,670        28,312       136,445       133,499
                                                            ----------     ---------    ----------     ---------

Costs and expenses
   Cost of sales............................................    19,714        18,733        83,613        87,350
   Selling expenses.........................................     4,307         3,203        18,574        17,790
   General and administrative expenses......................     5,498         5,196        21,625        19,488
Plant closing and other credits ............................       (35)          (13)          (35)          (72)
                                                            ----------    ----------    ----------     ---------
     Total costs and expenses...............................    29,484        27,119       123,777       124,556
                                                            ==========    ==========    ==========     =========

Operating income............................................     1,186         1,193        12,668         8,943
Non-operating income (expense)
   Interest income..........................................        69            89           245           332
   Interest expense.........................................        --            (3)           (5)           (5)
Foreign currency gains......................................       271            82           288            20
   Other....................................................       323            23           378            (9)
                                                            ----------    ----------    ----------     ---------

Income before income taxes and minority interest............     1,849         1,384        13,574         9,281
Provision for income taxes..................................       364           584         4,940         3,865
Minority interest in income of consolidated subsidiaries....        11            (6)          146           173
                                                            ----------    ----------    ----------     ---------
Net income..................................................$    1,474    $      806    $    8,488     $   5,243
                                                            ==========    ==========    ==========     =========

Per share amounts:

Weighted average common shares and equivalents outstanding:
   Basic:
       Class A common stock.................................     2,521         2,552         2,521         2,563
       Class B common stock.................................     3,622         3,569         3,583         3,544
                                                            ----------    ----------    ----------     ---------
                                                                 6,143         6,121         6,104         6,107
                                                            ==========    ==========    ==========     =========
   Diluted:
       Class A common stock.................................     2,521         2,552         2,521         2,563
       Class B common stock.................................     3,958         3,676         3,850         3,623
                                                            ----------     ---------    ----------     ---------
                                                                 6,479         6,228         6,371         6,186
                                                            ==========     =========    ==========     =========
Earnings per share:
   Basic:
       Class A common stock.................................$     0.23     $    0.12    $     1.31     $    0.81
                                                            ==========     =========    ==========     =========
       Class B common stock.................................$     0.25     $    0.14    $     1.44     $    0.89
                                                            ==========     =========    ==========     =========
   Diluted:
       Class A common stock.................................$     0.21     $    0.12    $     1.26     $    0.80
                                                            ==========     =========    ==========     =========
       Class B common stock.................................$     0.24     $    0.13    $     1.38     $    0.88
                                                            ==========     =========    ==========     =========

Cash dividends per share of common stock:
       Class A common stock.................................$    0.040     $      --    $    0.120     $     --
       Class B common stock.................................$    0.044     $      --    $    0.132     $     --
